Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the Prospectus Supplement dated March 18, 2013)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 September 25, 2013

Zions Direct Auctions - Results 9/25/13, 11:32 AM

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ZIONS BANCORPORATION

Results

Zions Bancorporation / 3.5 Year Corporates

Non-redeemable prior to August 15, 2014, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); BBB- (S&P); BBB (Kroll)

Auction Status:	CLOSED
Auction Start:	9/19/2013 12:00 PM EDT
Auction End:	9/25/2013 1:30 PM EDT
Last Update:	9/25/2013 1:32:31 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	3.050%
Maturity Date:	2/15/2017

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 3.200% **Final Market-Clearing Price:** 99.522264

Bidder	Units	Price ▼	Yield	Timestamp	Awarded	Principal	Accrued Interest	Amount Due
#35157	40	101.000000	1.891%	9/20/2013 3:07:53 PM	40 units	$ 39,808.91	$ 125.39	$ 39,934.30
#37005	20	101.000000	1.891%	9/20/2013 3:19:17 PM	20 units	$ 19,904.45	$ 62.69	$ 19,967.14
#28214	500	101.000000	1.891%	9/23/2013 9:12:52 AM	500 units	$ 497,611.32	$ 1,567.36	$ 499,178.68
#36921	30	101.000000	1.891%	9/23/2013 11:29:24 AM	30 units	$ 29,856.68	$ 94.04	$ 29,950.72
#37028	200	101.000000	1.891%	9/23/2013 7:08:27 PM	200 units	$ 199,044.53	$ 626.94	$ 199,671.47
#37013	125	101.000000	1.891%	9/24/2013 12:53:31 PM	125 units	$ 124,402.83	$ 391.84	$ 124,794.67
#23424	6	101.000000	1.891%	9/25/2013 7:42:56 AM	6 units	$ 5,971.34	$ 18.81	$ 5,990.15
#33791	5,000	100.500000	2.468%	9/19/2013 12:58:38 PM	5,000 units	$ 4,976,113.20	$ 15,673.61	$ 4,991,786.81
#36922	15	100.471960	2.500%	9/23/2013 1:02:35 PM	15 units	$ 14,928.34	$ 47.02	$ 14,975.36
#37012	5	100.256361	2.750%	9/23/2013 6:50:27 PM	5 units	$ 4,976.11	$ 15.67	$ 4,991.78
#37030	140	100.084407	2.950%	9/23/2013 2:45:34 PM	140 units	$ 139,331.17	$ 438.86	$ 139,770.03
#37029	500	100.084407	2.950%	9/23/2013 6:46:40 PM	500 units	$ 497,611.32	$ 1,567.36	$ 499,178.68
#36133	20	100.058654	2.980%	9/23/2013 5:26:20 PM	20 units	$ 19,904.45	$ 62.69	$ 19,967.14
#13264	15	100.050072	2.990%	9/24/2013 12:20:04 PM	15 units	$ 14,928.34	$ 47.02	$ 14,975.36
#30894	4	100.043207	2.998%	9/24/2013 10:32:10 AM	4 units	$ 3,980.89	$ 12.54	$ 3,993.43
#27522	3	100.041491	3.000%	9/20/2013 12:38:45 PM	3 units	$ 2,985.67	$ 9.40	$ 2,995.07
#2715	1	100.041491	3.000%	9/21/2013 7:50:11 PM	1 unit	$ 995.22	$ 3.13	$ 998.35
#25471	6	100.041491	3.000%	9/21/2013 9:38:28 PM	6 units	$ 5,971.34	$ 18.81	$ 5,990.15
#37032	10	100.041491	3.000%	9/23/2013 9:54:00 PM	10 units	$ 9,952.23	$ 31.35	$ 9,983.58

https://www.auctions.zionsdirect.com/auction/11187/results Page 1 of 3

Zions Direct Auctions - Results 9/25/13, 11:32 AM

#32272	20	100.041491	3.000%	9/24/2013 9:49:40 AM	20 units	$ 19,904.45	$ 62.69	$ 19,967.14
#37027	1,000	100.041491	3.000%	9/24/2013 3:46:20 PM	1,000 units	$ 995,222.64	$ 3,134.72	$ 998,357.36
#21007	40	100.041491	3.000%	9/24/2013 4:56:36 PM	40 units	$ 39,808.91	$ 125.39	$ 39,934.30
#37036	40	100.041491	3.000%	9/24/2013 5:36:12 PM	40 units	$ 39,808.91	$ 125.39	$ 39,934.30
#19564	20	100.041491	3.000%	9/24/2013 5:45:36 PM	20 units	$ 19,904.45	$ 62.69	$ 19,967.14
#24582	5	100.041491	3.000%	9/24/2013 7:54:59 PM	5 units	$ 4,976.11	$ 15.67	$ 4,991.78
#12466	5	100.041491	3.000%	9/24/2013 7:59:24 PM	5 units	$ 4,976.11	$ 15.67	$ 4,991.78
#13408	5	100.041491	3.000%	9/24/2013 8:01:32 PM	5 units	$ 4,976.11	$ 15.67	$ 4,991.78
#32842	3	100.041491	3.000%	9/24/2013 8:04:36 PM	3 units	$ 2,985.67	$ 9.40	$ 2,995.07
#27784	15	100.041491	3.000%	9/25/2013 1:20:08 PM	15 units	$ 14,928.34	$ 47.02	$ 14,975.36
#28519	10	100.000000	3.048%	9/20/2013 9:50:58 PM	10 units	$ 9,952.23	$ 31.35	$ 9,983.58
#15149	5	100.000000	3.048%	9/23/2013 11:41:07 AM	5 units	$ 4,976.11	$ 15.67	$ 4,991.78
#32909	25	100.000000	3.048%	9/25/2013 9:15:49 AM	25 units	$ 24,880.57	$ 78.37	$ 24,958.94
#13196	1,000	100.000000	3.048%	9/25/2013 1:23:21 PM	1,000 units	$ 995,222.64	$ 3,134.72	$ 998,357.36
#35156	100	99.998604	3.050%	9/20/2013 1:16:20 PM	100 units	$ 99,522.26	$ 313.47	$ 99,835.73
#29171	100	99.839525	3.100%	9/25/2013 12:23:35 PM	100 units	$ 99,522.26	$ 313.47	$ 99,835.73
#36129	50	99.750000	3.128%	9/25/2013 9:48:24 AM	50 units	$ 49,761.13	$ 156.74	$ 49,917.87
#33832	500	99.750000	3.128%	9/25/2013 12:51:37 PM	500 units	$ 497,611.32	$ 1,567.36	$ 499,178.68
#37011	250	99.680745	3.150%	9/23/2013 12:21:24 PM	250 units	$ 248,805.66	$ 783.68	$ 249,589.34
#23314	25	99.680745	3.150%	9/24/2013 9:26:17 PM	25 units	$ 24,880.57	$ 78.37	$ 24,958.94
#15516	1	99.680745	3.150%	9/25/2013 10:46:11 AM	1 unit	$ 995.22	$ 3.13	$ 998.35
#24626	10	99.600000	3.175%	9/20/2013 2:27:21 PM	10 units	$ 9,952.23	$ 31.35	$ 9,983.58
#21466	6	99.550000	3.191%	9/20/2013 11:40:20 AM	6 units	$ 5,971.34	$ 18.81	$ 5,990.15
#32989	25	99.550000	3.191%	9/24/2013 8:59:44 AM	25 units	$ 24,880.57	$ 78.37	$ 24,958.94
#26904	2	99.530000	3.198%	9/25/2013 1:28:33 PM	2 units	$ 1,990.45	$ 6.27	$ 1,996.72
#23436	500	99.522264	3.200%	9/23/2013 11:06:53 AM	500 units	$ 497,611.32	$ 1,567.36	$ 499,178.68
#23436	1,000	99.522264	3.200%	9/24/2013 12:47:01 PM	125 units	$ 124,402.83	$ 391.84	$ 124,794.67
#26904	2	99.522200	3.200%	9/25/2013 1:27:54 PM			Rejected: Price	
#18373	5	99.510000	3.204%	9/19/2013 7:25:30 PM			Rejected: Price	
#26904	2	99.510000	3.204%	9/25/2013 8:45:39 AM			Rejected: Price	
#22941	10	99.506432	3.205%	9/25/2013 10:23:38 AM			Rejected: Price	
				Auction Totals:	10,527 units	$ 10,476,708.75	$ 32,999.17	$ 10,509,707.92

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https://www.auctions.zionsdirect.com/auction/11187/results Page 2 of 3

Zions Direct Auctions—Results 9/25/13, 11:32 AM Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated March 18, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Email Address Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Our Affiliates: OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. https://www.auctions.zionsdirect.com/auction/11187/results Page 3 of 3